Exhibit 21

YAPPN ACQUISITION SUB INC., a corporation incorporated under the laws of Delaware;

YAPPN CANADA INC., a corporation incorporated under the laws of Ontario;

FOTOYAP INC., a corporation incorporated under the laws of Delaware;

LANGULAS INC., a corporation incorporated under the laws of Florida;

YADMARK INC., a corporation incorporated under the laws of Florida;

YAFFILIATE MARKETING SERVICES INC., a corporation incorporated under the laws of Florida;